                                                                      EXHIBIT 99


                                                     February 22, 2001

Dear Shareowners:

We have recently finalized our financial statements for the year ended December 31, 2000 and expect to publish our Annual Report to Shareowners during March 2001. The following presents a summary of our 2000 results and news from the Board of Directors' meeting held on February 21 and 22, 2001.

Operations report

During 2000 we initiated a number of significant steps to transform the company into one of the world's largest specialty reinsurers. This transformation began by necessity when the highly profitable shipper's risk business was cancelled by UPS effective October 1, 1999.

Unfortunately OPL's transformation began during a period in which the reinsurance industry suffered significant underwriting losses and global investment markets also declined. In the second quarter of 2000 we completed a thorough assessment of our existing operations and products, resulting in a strengthening of our reserves for accrued losses and loss expenses of approximately $460 million. This together with a negative investment return (our first since the bond market "crash" in 1994) contributed to a total net loss for the year ended December 31, 2000 of $558 million, or $4.53 per share. This is in contrast to the $233 million of net income, or $1.85 per share, generated in 1999, substantially all of which came from the shipper's risk program.

The transformation has required that we conduct a far ranging review of our operations, including the discontinuance of some of our product lines, the aforementioned reserve strengthening, the disposal of some of our real estate properties so that we can re-deploy the capital into our reinsurance segment and the imposition of a temporary limit of 10% on the number of shares that OPL will purchase from its shareowners in any one year in order to preserve our capital. This latter action was necessary to help assure that we maintain our `A' (Excellent) financial strength rating from A.M. Best, the principal reinsurance rating agency. Without this rating we cannot achieve our vision of establishing OPL as one of the world's largest specialty reinsurance companies and therefore cannot meet our goal to increase long-term shareowner value.

To further preserve our capital we must also review and amend our current dividend policy. We have historically paid a dividend that yields approximately 5% to 6% of the value of our shares. This dividend policy was predicated on the highly profitable and predictable cash flow characteristics of the shipper's risk program. Following the programs cancellation, it is important that future dividends reflect the new circumstances of the company, including, but not limited to, current profitability, availability of cash resources, capital needs and rating agency requirements.

2000 was a tough year for OPL. However reinsurance market conditions are beginning to improve and we believe that the transformation of OPL into a specialty reinsurance company, focusing on a small number of specialized products, delivered by experienced professionals will leverage our financial strength and Bermuda domicile. We are optimistic that our rebuilding efforts during 2000 will pay off for us later in 2001 and in 2002 and, in the longer-term, shareowner value will increase.

Fair value

At their meeting on February 21 and 22, 2001, the Board of Directors reviewed the various factors that affect the price of the Company's Common Stock. Based on that review, the Board determined that the fair value price would remain at $17.00 per share.

In determining the price, the Board considered a variety of factors including past and current earnings and cash flow, the present value of discounted projected future earnings and cash flow, the stock price, earnings and book value of comparable companies, industry considerations, liquidity, the supply and demand for the Company's shares as well as opinions furnished by investment counselors acting as independent appraisers.

The fair value per share of OPL Common Stock is used in determining the price at which OPL will purchase shares from its shareowners. The Board will re-evaluate the fair value of the Company's shares at future Board of Directors meetings in February and August of each year.

Dividend

The Board of Directors also declared a dividend of $0.45 per share, or its equivalent in other currencies, payable on March 8, 2001 to shareowners of record at the close of business on February 22, 2001. The dividend represents an annualized yield of approximately 5.3% based on the current fair value per share.

If you have any questions concerning your OPL Common Stock, please contact the First Union National Bank customer service at their toll free number 1-888-663-8325.



Sincerely,

/s/ Mary Hennessy
-----------------
Mary Hennessy
President and Chief Executive Officer

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Some of the statements contained in this report contain forward-looking information. Forward-looking statements are statements other than historical information or statements of current condition. Some forward looking statements can be identified by the use of such words as "expect," "believe," "goal," "plan," "intend," "estimate," "may" and "will" or similar words. These forward-looking statements relate to our plans and objectives for future operations including our growth and operating strategy, our implementation of new products and new reinsurance programs, trends in our industry and our policy on future dividends. You should be aware that these statements are subject to risks, uncertainties and other factors, that could cause the actual results to differ materially from those suggested by the forward-looking statements. Accordingly, there can be no assurance that those indicated results will be realized. Among the important factors that could cause actual results to differ materially from those indicated by our forward-looking statements are:

our ability to replace, with profitable business, the revenues that we derived in the past from reinsurance of excess value package insurance associated with the business of UPS.

pricing pressure resulting from the competitive environment in which we operate ability to collect reinsurance recoverables

the uncertainties of the reserving process

the occurrence of catastrophic events with a frequency or severity exceeding our estimates loss of the services of any of the Company's executive officers uncertainties relating to government and regulatory policies (such as subjecting us to insurance regulation or taxation in certain jurisdictions)

losses due to interest rate fluctuations

volatility in global financial markets which could affect our investment portfolio the resolution of any pending or future tax assessments by the IRS against us the resolution of other pending litigation

the impact of mergers and acquisitions

the difficulty of integrating new businesses and significant new staff with our existing operations.

We do not undertake to update these forward-looking statements in any manner.